Exhibit 10.5
DIRECTOR FEE POLICY
The Board of Directors (“Board”) of the Federal Home Loan Bank of Des Moines (“Bank”) adopts this policy governing compensation for its Chair, Vice Chair, Board Committee Chairs, and all other Member and Independent Directors serving on the Bank’s Board.
I.	Annual Compensation
Annual compensation (“Annual Compensation”) for Bank Directors has been determined based on studies of director compensation at other comparable financial institutions. Effective January 1, 2010, the Annual Compensation for Bank Directors shall be as follows:

Chairman of Board of Directors:	$60,000
Vice Chairman of Board of Directors:	$55,000
Chairman of Audit Committee:	$55,000
Chairmen of all other Board Committees:	$50,000
All other Directors:	$45,000
Individuals serving as Chair or Vice Chair of the Board shall not be entitled to Annual Compensation in excess of the amount to which they are entitled for such service due to concurrent service as Chair of a Board Committee.
II.	Expenses
The Bank shall reimburse directors and pay for necessary and reasonable travel, subsistence, and other related expenses incurred in connection with performance of their duties in accordance with the Bank’s Travel and Entertainment Policy.
III.	Limits and Controls
Performance Requirements. A Director shall receive one quarter of the Annual Compensation following the end of each calendar quarter. If it is determined at the end of the calendar year that a Director has attended less than 75% of the meetings the Director was required to attend during such year, the Director will not receive one quarter of the Annual Compensation for the fourth quarter of such calendar year. In the event that a Director serves on the Board for only a portion of a calendar year, or only serves as a Board Chair, Board Vice Chair, or Committee Chair for a portion of a calendar year, then the Annual Compensation to which such director is entitled for that calendar year shall be adjusted accordingly on a pro-rata basis.
Approved by the Board of Directors February 18, 2010

Directors are expected to attend all Board meetings and meetings of the Committees on which they serve, and to remain engaged and actively participate in all meetings. The Board of Directors reserves the right to direct the Corporate Secretary to make appropriate adjustments in the payments to any Director who regularly fails to attend Board meetings or meetings of Committees on which the Director serves, or who consistently demonstrates a lack of participation in or preparation for such meetings.
IV.	Roles and Responsibilities
The Board of Directors shall be responsible for any adjustments to the Annual Compensation. The Corporate Secretary is responsible for processing fee payments and expense reports and for remitting fees and expense reimbursements to Directors on a quarterly basis.
The Board of Directors shall review and approve this policy annually.
Approved by the Board of Directors February 18, 2010